Exhibit 99.1

Newbury Street Acquisition Corporation Announces the Separate Trading of its Common Stock and Warrants, Commencing April 16, 2021

Boston, MA, April 14, 2021 – Newbury Street Acquisition Corporation (NASDAQ: NBSTU, the "Company") announced today that, commencing on April 16, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s common stock and warrants included in the units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The shares of common stock and warrants that are separated will trade on The Nasdaq Stock Market LLC under the symbols "NBST" and "NBSTW," respectively. Those units not separated will continue to trade on The Nasdaq Stock Market LLC under the symbol “NBSTU”. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of common stock and warrants.

The units were initially offered by the Company in an underwritten offering. EarlyBirdCapital, Inc. acted as the sole book-running manager of the offering.

Registration statements relating to these securities were declared effective by the Securities and Exchange Commission on March 22, 2021. The offering was made only by means of a prospectus, copies of which may be obtained by contacting EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, New York 10017.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Newbury Street Acquisition Corporation

The Company is a special purpose acquisition company (“SPAC”) whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition or business combination target in any business or industry, it intends to focus its search on a technology business in the consumer internet or media space, including sports and entertainment verticals, with enterprise values of approximately $500 million to $2.5 billion. The Company is sponsored by Newbury Street Acquisition Sponsor LLC. The Company is led by Thomas Bushey, Chief Executive Officer and Kenneth King, Chief Financial Officer. The Company’s directors include Jennifer Vescio, Matthew Hong, and Teddy Zee. Additionally, the Company’s advisors include Kenneth Ng, Ted Seides, and Katie Soo.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

Thomas Bushey, CEO

Tom.bushey@newburystreetspac.com